UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 16, 2013

United States Steel Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16811	25-1897152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Grant Street, Pittsburgh, PA	15219-2800
(Address of principal executive offices)	(Zip Code)

412 433-1121
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On August 16, 2013, United States Steel Corporation (the “Corporation”) issued a press release announcing that Gretchen R. Haggerty, Executive Vice President & Chief Financial Officer, will retire on August 31, 2013. The full text of the press release is filed herewith as Exhibit 99.1.

(c)
In the same press release, the Corporation also announced that on August 16, 2013, David B. Burritt was elected Executive Vice President and Chief Financial Officer, effective September 1, 2013. Prior to his appointment, Mr. Burritt, age 58, served as the Chief Financial Officer of Caterpillar Inc. from 2004 to 2010.

On August 16, 2013, the Compensation & Organization Committee (the “Committee”) of the Board of Directors approved the terms of an offer letter to Mr. Burritt. Pursuant to the offer letter, he will receive a base annual salary of $700,000 and will be entitled to participate in the Corporation’s Annual Incentive Compensation Program at the target rate of 110 percent of his base annual salary. Additionally, the offer letter provides that Mr. Burritt will participate in the Corporation’s Long-Term Incentive Compensation Program (LTIP). The Committee determined that Mr. Burritt’s 2013 LTIP award will be valued at $2,500,000 on the date of grant, which will be September 3, 2013, with 50 percent of the value received in the form of stock options and 50 percent of the value in the form of restricted stock units (RSUs). Consistent with other executives in the LTIP, Mr. Burritt’s stock options will be premium-priced with a strike price of $25 or, if greater, the then current fair market value of the stock. Mr. Burritt will also receive a new hire long-term incentive award valued at $500,000 on the date of grant, which is also September 3, 2013, and which will be in the form of retention RSUs. These retention awards will be subject to the same terms and conditions as other retention grants. The awards will vest in full three years after the date of grant and are conditioned upon continued employment with the Corporation.

The offer letter also provides that Mr. Burritt will be entitled to participate in the Corporation’s qualified 401(k) plan and two non-qualified retirement plans (the United States Steel Corporation Supplemental Thrift Program and the United States Steel Corporation Non Tax-Qualified Retirement Account Program), which restore the matching contributions and retirement account contributions that are not permitted to be provided under the qualified 401(k) plan because of limits established under, or required by, the Internal Revenue Code. In addition, Mr. Burritt will also participate in the Corporation’s Supplemental Retirement Account Program, which provides a non tax-qualified pension benefit with respect to the compensation paid to him under the Corporation’s Annual Incentive Compensation Program (and/or similar incentive plans or programs). The Corporation agreed that Mr. Burritt would be vested in his benefit under the Supplemental Retirement Account Program upon his termination of employment on or after age 65. Under the Supplemental Retirement Account Program, Mr. Burritt will be eligible for book accruals equal to 8.5% of the bonus awards paid (or payable) to him under the Corporation’s Annual Incentive Compensation Program, subject to vesting requirements. A copy of the Supplemental Retirement Account Program is attached as Exhibit 10.1.

The other provisions of the offer letter set forth benefits that are typically provided to newly hired executives, including health and welfare benefits, tax and financial planning, reasonable relocation expenses, gross-up on the relocation expenses, loss on sale of his primary residence (maximum limited to an amount to be determined by the Corporation), change in control agreement (similar in form to the agreement currently in effect for Mr. Longhi, which does not include an excise tax gross-up provision and which has a severance multiple of 2.5 times his base and bonus), a non-compete agreement (similar in form to the agreement currently in effect for Mr. Longhi), and a severance agreement. The severance agreement, which is described in Mr. Burritt’s offer letter, provides that, if the Corporation terminates his employment for reasons other than for cause within two years and if he is not entitled to any payment under the change in control agreement, Mr. Burritt will be entitled to receive a lump sum payment equal to the sum of 12 months of base salary and one year of his target bonus under the Annual Incentive Compensation Program.

The foregoing summary of the offer letter is qualified in its entirety by reference to the form of the offer letter, which is filed herewith as Exhibit 10.2, and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)     Exhibits

10.1	Supplemental Retirement Account Program

10.2	Form of Offer Letter to Mr. Burritt

99.1	Press Release dated August 16, 2013, titled “David B. Burritt Named Chief Financial Officer at United States Steel Corporation”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES STEEL CORPORATION

By	/s/ Gregory A. Zovko
Gregory A. Zovko
Vice President & Controller

Dated:    August 20, 2013